Exhibit (h)(106)

HIGHLAND ASSOCIATES, INC.
2545 Highland Avenue, South, Suite 200
Birmingham, AL 35205-2478

August 15, 2019

Bradley J. Swenson

President

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Highland Resolute Fund (“the Fund”), a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Swenson:

This letter confirms the agreement of Highland Associates, Inc. (the “Adviser”) with the Trust to contractually waive a portion of the Management Fee (as defined in the Prospectus) that it is entitled to receive from the Fund, all in accordance with the terms and conditions hereof.

The Adviser hereby agrees to contractually waive (i) the portion of the 1.50% Management Fee (as defined in the Prospectus) in excess of any Sub-Advisory Fees (as defined in the Prospectus) less (ii) third-party administrative costs charged to the Adviser in connection with the non-recurring addition of a new investment sub-adviser for the Fund or removal of an existing investment sub-adviser to the Fund.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of September 1, 2019 and shall continue at least through August 31, 2020.

HIGHLAND ASSOCIATES, INC.

By:	/s/ R. Scott Graham
Name:	R. Scott Graham
Title:	CIO and Managing Director

Acknowledge and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/ Bradley J. Swenson
Name:	Bradley J. Swenson
Title:	President